Exhibit (n)


                               AB BOND FUND, INC.

                Amended and Restated Plan pursuant to Rule 18f-3
                    under the Investment Company Act of 1940
                ------------------------------------------------

               Effective as amended and restated November 2, 2017


      The Plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") of AB Bond Fund, Inc. (the "Fund"), which sets forth the general characteristics of, and the general conditions under which the Fund may offer, multiple classes of shares of its now existing and hereafter created portfolios(1), is hereby amended and restated in its entirety. This Plan may be revised or amended from time to time as provided below.

--------
(1) This Plan is intended to allow the Fund to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the Act (the "Rule"), subject to the requirements and conditions imposed by the Rule.

Class Designations

      The Fund, or any portfolio thereof, may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class C shares, Advisor Class shares, Class R shares, Class K shares, Class I shares, Class T shares, Class Z shares, Class 1 shares and Class 2 shares. Each of the eleven classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in one or more prospectuses or statements of additional information through which such shares are issued, as from time to time in effect (collectively, the "Prospectus").

Class Characteristics

      Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") plus an initial sales charge, as set forth in the Prospectus. Class A shares may also be subject to a Rule 12b-l fee, which may include a service fee and, under certain circumstances, a contingent deferred sales charge ("CDSC"), as described in the Prospectus.

      Class B shares are offered at their NAV, without any initial sales charge, and may be subject to a CDSC and a Rule 12b-l fee, which may include a service fee, as described in the Prospectus.

      Class C shares are offered at their NAV, without any initial sales charge, and may be subject to a CDSC and a Rule 12b-1 fee, which may include a service fee, as described in the Prospectus.

      Advisor Class shares are offered at their NAV, without any initial sales charge, CDSC or Rule 12b-l fee.

      Class R are shares offered at their NAV, without any initial sales charge or CDSC, and may be subject to a Rule 12b-1 fee, which may include a service fee, as described in the Prospectus.

      Class K shares are offered at their NAV, without any initial sales charge or CDSC, and may be subject to a Rule 12b-1 fee, which may include a service fee, as described in the Prospectus.

      Class I shares are offered at their NAV, without any initial sales charge, CDSC or Rule 12b-1 fee.

      Class T shares are offered at their NAV, plus an initial sales charge, and may be subject to a Rule 12b-1 fee, which may include a service fee, as described in the Prospectus.

      Class Z shares are offered at their NAV, without any initial sales charge, CDSC or Rule 12b-1 fee.

      Class 1 shares are offered at their NAV, without any initial sales charge or CDSC, and may be subject to a Rule 12b-1 fee, which may include a service fee, as described in the Prospectus.

      Class 2 shares are offered at their NAV, without any initial sales charge, CDSC or Rule 12b-l fee.

      The initial sales charge on Class A and Class T shares and CDSC on Class A, Class B and Class C shares are each subject to reduction or waiver as permitted by the Act, and as described in the Prospectus.

Allocations to Each Class

         Expense Allocations

      The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: (i) Rule 12b-l fees payable by the Fund to the distributor or principal underwriter of the Fund's shares (the "Distributor"), and (ii) transfer agency costs attributable to each class. Subject to the approval of the Fund's Board of Directors, including a majority of the disinterested Directors, the following "Class Expenses" may be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class, (b) SEC registration fees incurred with respect to a specific class, (c) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (d) the expenses of administrative personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the
Fund), (e) litigation and other legal expenses relating to a specific class of shares, (f) Directors' fees or expenses incurred as a result of issues relating to a specific class of shares, (g) accounting and consulting expenses relating to a specific class of shares, (h) any fees imposed pursuant to a non- Rule l2b-1 shareholder services plan that relate to a specific class of shares, and
(i) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

      All expenses not now or hereafter designated as Class Expenses ("Fund Expenses") will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

      However, notwithstanding the above, the Fund may allocate all expenses other than Class Expenses on the basis of relative net assets (settled shares), as permitted by the Rule.

         Waivers and Reimbursements

      The investment adviser of the Fund (the "Adviser") or Distributor may choose to waive or reimburse Rule l2b-1 fees, transfer agency fees or any Class Expenses on a voluntary, temporary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

         Income, Gain and Losses

      Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

      The Fund may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (i.e. settled shares), as permitted by the Rule.

Conversion and Exchange Features

         Conversion Feature

      Class B and Class C shares of the Fund automatically convert to Class A shares of the Fund after a certain number of months or years after the end of the calendar month in which the shareholder's purchase order was accepted as described in the Prospectus . Class B and Class C shares purchased through reinvestment of dividends and distributions will be treated as Class B or Class C shares, respectively, for all purposes except that such Class B or Class C shares, as applicable, will be considered held in a separate sub-account. Each time any Class B or Class C shares in the shareholder's account convert to Class A shares, an equal pro-rata portion of the Class B or Class C shares, as applicable, in the sub-account will also convert to Class A shares.

      The conversion of Class B and Class C shares to Class A shares may be suspended if the opinion of counsel obtained by the Fund that the conversion does not constitute a taxable event under current federal income tax law is no longer available. Class B and Class C shares will convert into Class A shares on the basis of the relative net asset value of the Class B or Class C shares, as applicable, to Class A shares, without the imposition of any sales load, fee or other charge.

      In the event of any material increase in payments authorized under the Rule l2b-1 Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule l2b-l shareholder services plan) applicable to Class A shares, existing Class B and Class C shares will stop converting into Class A shares unless the Class B and Class C shareholders, respectively, voting separately as a class, approve the increase in such payments. Pending approval of such increase, or if such increase is not approved, the Directors shall take such action as is necessary to ensure that existing Class B and Class C shares, as applicable, are exchanged or converted into a new class of shares ("New Class A") identical in all material respects to Class A shares as existed prior to the implementation of the increase in payments, no later than such shares were previously scheduled to convert to Class A shares. If deemed advisable by the Directors to implement the foregoing, such action may include the exchange of all existing Class B and Class C shares for new classes of shares ("New Class B" for existing Class B shares and "New Class C" for existing Class C shares), identical to existing Class Band Class C shares, respectively, except that New Class B shares and New Class C shares shall convert to New Class A shares. Exchanges or conversions described in this paragraph shall be effected in a manner that the Directors reasonably believe will not be subject to federal income taxation. Any additional cost associated with the creation, exchange or conversion of New Class A, New Class B shares and New Class C shares shall be borne by the Adviser and the Distributor. Class B and Class C shares sold after the implementation of the fee increase may convert into Class A shares subject to the higher maximum payment, provided that the material features of the Class A plan and the relationship of such plan to the Class Band Class C shares are disclosed in an effective registration statement.

      Class A, Class C, Class R, Class I and Class Z shares of the AB High Yield Portfolio (the "High Yield Portfolio") of the Fund will convert to Advisor Class shares upon the initial effectiveness of an advisory agreement for the High Yield Portfolio under which the High Yield Portfolio will pay a performance-based advisory fee.

Exchange Features

      Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another AB Mutual Fund and shares of certain AB money market funds, except that certain holders of Class A, Class B, Class C, Class R, Class K, Class I, Class Z, Class T , Class 1 and Class 2 shares of the Fund eligible to purchase and hold Advisor Class shares of the Fund may also exchange their Class A, Class B, Class C, Class R, Class K, Class I, Class Z, Class T , Class 1 and Class 2 shares for Advisor Class shares, certain holders of Class A shares of the Fund eligible to purchase and hold Class T shares of the Fund may also exchange their Class A shares for Class T shares, and certain holders of Class C shares of the Fund eligible to purchase and hold Class A shares of the Fund may also exchange their Class C shares for Class A shares. All exchange features applicable to each class will be described in the Prospectus or Statement of Additional Information.

Dividends

      Dividends paid by the Fund, or any portfolio thereof, with respect to its Class A shares, Class B shares, Class C shares, Advisor Class shares, Class R shares, Class K shares, Class Z shares, Class I shares, Class T shares, Class 1 shares, and Class 2 shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

Voting Rights

      Each share of a Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to the Rule 12b-1 plan applicable to that class and on other matters for which class voting is required under applicable law. Class A, Class B and Class C shareholders will vote as separate classes to approve any material increase in payments authorized under the Rule 12b-1 plan applicable to Class A shares.

Responsibilities of the Directors

      On an ongoing basis, the Directors will monitor the Fund for the existence of any material conflicts among the interests of the eleven classes of shares. The Directors shall further monitor on an ongoing basis the use of waivers or reimbursement by the Adviser and the Distributor of expenses to guard against cross-subsidization between classes. The Directors, including a majority of the disinterested Directors, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser and Distributor, at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

Reports to the Directors

      The Adviser and Distributor will be responsible for reporting any potential or existing conflicts among the eleven classes of shares to the Directors. In addition, the Directors will receive quarterly and annual statements concerning distributions and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-l. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares shall be used to justify any distribution or service fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the disinterested Directors in the exercise of their fiduciary duties.

Amendments

      The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

Compliance with Fund Governance Standards

      While the Plan is in effect, the Fund's Board of Directors will comply with the fund governance standards set forth in Rule 0-l(a)(7) under the Act.

Amended and restated by action of the Board of Directors the 2nd day of November, 2017.

By: /s/Emilie D. Wrapp
    --------------------
     Emilie D. Wrapp
     Secretary